SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             THE CATTLESALE COMPANY
             (Exact name of registrant as specified in its charter)

    Delaware                                             74-1605174
    --------                                             ----------
(State or other jurisdiction of
 incorporation or organization)             (I.R.S. Employer Identification No.)

    9901 IH10 West
   San Antonio, Texas                                       78230-2292
   ------------------                                       ----------
(Address of principal executive offices)                    (Zip Code)


                           2004 Consultant Stock Plan
                           --------------------------
                            (Full title of the plan)

                            David S. Geiman
                            9901 IH10 West
                    San Antonio, Texas, 78230-2292

                (Name and address of agent for service)

                            (210) 558-2898
     (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                            Amount to be      offering price per    aggregate offering        Amount of
 Title of Securities       registered (1)          share (2)            price (2)         registration fee
   to be registered
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 1,500,000               $0.10               $150,000              $19.01
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 8, 2004, as reported on the OTC Electronic Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this registration statement:

     (a) The Annual Report for the fiscal year ended December 31, 2003, filed by the registrant with the Securities and Exchange Commission (the "Commission") on Form 10K on April 14, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) The quarterly report for the quarter ended March 31, 2003, filed by the registrant with the Commission on Form 10Q on May 20, 2003.

     (c) The quarterly report for the quarter ended June 30, 2003, filed by the registrant with the Commission on Form 10Q on August 14, 2003.

     (d) The quarterly report for the quarter ended September 30, 2003, filed by the registrant with the Commission on Form 10Q on November 14, 2003.

     (e) The amendment to the quarterly report for the quarter ended September 30, 2003, filed by the registrant with the Commission on Form 10Q on December 3, 2003.

     (f) The quarterly report for the quarter ended March 31, 2004, filed by the registrant with the Commission on Form 10QSB on May 17, 2004.

     (g) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.  The class of securities to be offered is registered  under
Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item 6.  Indemnification of Directors and Officers.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

        5. Opinion regarding legality
        23.1  Consent of Marks Paneth & Shron LLP
        23.2  Consent of Richardson & Patel LLP (included in Exhibit 5)
        99.1  2004 Consultant Stock Plan

Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on this 19th day of May, 2004.

                             THE CATTLESALE COMPANY
                             A Delaware Corporation


                             /s/ David S. Geiman
                             -------------------
                             By:  David S. Geiman
                             Its:  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


Dated:  May 19, 2004
                                   /s/ David S. Geiman
                                   --------------------------------------------
                                   David S. Geiman, Chairman and Chief Executive Officer


Dated:  May 19, 2004
                                    /s/ Phillip P. Krumb
                                   --------------------------------------------
                                   Phillip P. Krumb, Vice President, Chief
                                   Financial Officer and Director


Dated:  May 19, 2004
                                   /s/ David W. Pequet
                                   --------------------------------------------
                                   David W. Pequet, Director


Dated:  May 19, 2004
                                   /s/ Gerald N. Agranoff
                                   --------------------------------------------
                                   Gerald N. Agranoff, Director


Dated:  May 19, 2004
                                   /s/ Mark A. Marguson
                                   --------------------------------------------
                                   Mark A. Marguson, Director


Dated:  May 19, 2004
                                   /s/ Edward L. McMillan
                                   --------------------------------------------
                                   Edward L. McMillan, Director

                                INDEX TO EXHIBITS

Exhibit Number        Description

5.                    Opinion regarding legality
23.1                  Consent of Marks Paneth & Shron LLP
23.2                  Consent of Richardson & Patel LLP (included in Exhibit 5
99.1                  2003 Consultant Stock Plan

Exhibit 5.
Exhibit 23.2
                             RICHARDSON & PATEL LLP
                            10900 Wilshire Boulevard
                                    Suite 500
                          Los Angeles, California 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                                  May 19, 2004

Board of Directors
The CattleSale Company
9901 IH10 West, Suite 800
San Antonio, Texas 78230

     Re: 2004 Consultant Stock Plan (the "Plan")

Gentlemen:

     We have acted as counsel to The CattleSale Company, a Delaware corporation, (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 1,500,000 shares of the Company's common stock, no par value (the "Shares").

     In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


                           /s/ RICHARDSON & PATEL LLP

Exhibit 23.1
                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS


     We hereby consent to the use in this Form S-8 Registration Statement of The CattleSale Company of our report dated April 6, 2004 (except for notes 10 and 16 as to which the date is April 9, 2004), relating to the financial statements of The CattleSale Company as of and for the years ended December 31, 2003 and 2002, which is incorporated by reference into such Form S-8.

                          /s/ Marks Paneth & Shron LLP
                          Certified Public Accountants


New York, New York
May 19, 2004

Exhibit 99.1

                             THE CATTLESALE COMPANY

                           2004 CONSULTANT STOCK PLAN


                                 PURPOSE OF PLAN

     WHEREAS, the purpose of this 2004 Consultant Stock Plan is to advance the interests of the Company by helping the Company obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services the Company is substantially dependent, by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of capital stock of the Company.

                          TERMS AND CONDITIONS OF PLAN

     1. DEFINITIONS.

     Set forth below are definitions of capitalized terms that are generally used throughout this Plan, or references to provisions containing such definitions (capitalized terms whose use is limited to specific provisions are not referenced in this Section):

     (a) Affiliate - The term "Affiliate" is defined as any person controlling the Company, controlled by the Company, or under common control with the Company.

     (b) Award - The term "Award" is collectively and severally defined as any Award Shares granted under this Plan.

     (c) Award Shares - The term "Award Shares" is defined as shares of Common Stock granted by the Executive Committee in accordance with Section 5 of this Plan.

     (d) Board - The term "Board" is defined as the Board of Directors of the Company, as such body may be reconstituted from time to time.

     (e) Common Stock - The term "Common Stock" is defined as the Company's common stock, no par value.

     (f) Company - The term "Company" is defined as The CattleSale Company, a Delaware corporation.

     (g) Disposed - The term "Disposed" (or the equivalent terms "Disposition" or "Dispose") is defined as any transfer or alienation of an Award which would directly or indirectly change the legal or beneficial ownership thereof, whether voluntary or by operation of law, or with or without the payment or provision of consideration, including, by way of example and not limitation: (i) the sale, assignment, bequest or gift of the Award; (ii) any transaction that creates or grants a right to obtain an interest in the Award; (iii) any transaction that creates a form of joint ownership in the Award between the Recipient and one or more other Persons; (iv) any Disposition of the Award to a creditor of the

Recipient, including the hypothecation, encumbrance or pledge of the Award or any interest therein, or the attachment or imposition of a lien by a creditor of the Recipient of the Award or any interest therein which is not released within thirty (30) days after the imposition thereof; (v) any distribution by a Recipient which is an entity to its stockholders, partners, co-venturers or members, as the case may be, or (vi) any distribution by a Recipient which is a fiduciary such as a trustee or custodian to its settlors or beneficiaries.

     (h) Eligible Person - The term "Eligible Person" means any Person who, at a particular time, is a consultant to the Company or an Affiliate who provides bona fide consulting services to the Company or the Affiliate, provided, however, no Award hereunder may be granted to any Person in connection with the provision of any services incident to the raising of capital or promotion or maintenance of a market for the Company's securities.

     (i) Fair Market Value - The term "Fair Market Value" means the fair market value as of the applicable valuation date of the Award Shares, or other shares of Common Stock, as the case may be (the "Subject Shares"), to be valued as determined by the Executive Committee in its good faith judgment, but in no event shall the Fair Market Value be less than the par value of the Subject Shares.

     (j) Person - The term "Person" is defined, in its broadest sense, as any individual, entity or fiduciary such as, by way of example and not limitation, individual or natural persons, corporations, partnerships (limited or general), joint-ventures, associations, limited liability companies/partnerships, or fiduciary arrangements, such as trusts.

     (k) Plan - The term "Plan" is defined as this 2004  Consultant  Stock Plan.

     (l) Executive Committee - The term "Executive Committee" is defined as that Committee appointed by the Board to administer and interpret this Plan as more particularly described in Section 3 of the Plan; provided, however, that the term Executive Committee will refer to the Board during such times as no Executive Committee is appointed by the Board.

     (m) Recipient - The term "Recipient" is defined as any Eligible Person who, at a particular time, receives the grant of an Award.

     (n) Securities Act - The term "Securities Act" is defined as the Securities Act of 1933, as amended (references herein to Sections of the Securities Act are intended to refer to Sections of the Securities Act as enacted at the time of the adoption of this Plan by the Board and as subsequently amended, or to any substantially similar successor provisions of the Securities Act resulting from recodification, renumbering or otherwise).

    2. TERM OF PLAN.

     This Plan shall be effective as of such time and date as this Plan is adopted by the Board, and this Plan shall terminate on the first business day prior to the ten (10) year anniversary of the date this Plan became effective. All Awards granted pursuant to this Plan prior to the effective date of this Plan shall not be affected by the termination of this Plan and all other provisions of this Plan shall remain in effect until the terms of all outstanding Awards have been satisfied or terminated in accordance with this Plan and the terms of such Awards.

     3. PLAN ADMINISTRATION.

     (a) Executive Committee.

          (i) The Plan shall be administered and interpreted by a committee consisting of two (2) or more members of the Board; provided, however, no member of the Board who may serve as a member of the Executive Committee if such person serves or served as a member of the Executive Committee with respect to any plan (other than this Plan) of the Company or its Affiliates which plan was or is established to comply with the provisions of Rule 16b-3(c)(2)(i) to the Securities and Exchange Act of 1934, as amended (i.e., pertaining to the establishment of so-called "Section 16b-3 Plans"), and, by reason of such person's proposed service as a member of the Executive Committee, such person would not be considered a "disinterested" person within the meaning of said Rule with respect to such other plan.

          (ii) Members of the Executive Committee may resign at any time by delivering written notice to the Board. Vacancies in the Executive Committee shall be filled by the Board. The Executive Committee shall act by a majority of its members in office. The Executive Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Executive Committee.

          (iii)If the Board, in its discretion, does not appoint a Executive Committee, the Board itself will administer and interpret the Plan and take such other actions as the Executive Committee is authorized to take hereunder; provided that the Board may take such actions hereunder in the same manner as the Board may take other actions under the Certificate of Incorporation and bylaws of the Company generally.

     (b) Eligibility of Executive Committee Members to Receive Awards. While serving on the Executive Committee, such members shall not be eligible for selection as Eligible Persons to whom an Award may be granted under the Plan.

     (c) Power to Make Awards. The Executive Committee shall have the full and final authority in its sole discretion, at any time and from time-to-time, subject only to the express terms, conditions and other provisions of the Certificate of Incorporation of the Company and this Plan, and the specific limitations on such discretion set forth herein, to:

          (i) Designate the Eligible Persons or classes of Eligible Persons eligible to receive Awards from among the Eligible Persons;

          (ii) Grant Awards to such selected Eligible Persons or classes of Eligible Persons in such form and amount (subject to the terms of the Plan) as the Executive Committee shall determine;

          (iii)Interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan; and

          (iiii) Delegate all or a portion of its  authority  under  subsections
               (i) and (ii) of this Section 3(c) to one or more directors of the Company who are executive officers of the Company, subject to such restrictions and limitations (such as the aggregate number of shares of Common Stock that may be awarded) as the Executive Committee may decide to impose on such delegate directors.

     In determining the recipient, form and amount of Awards, the Executive Committee shall consider any factors deemed relevant, including the recipient's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

     (d) Interpretation Of Plan. The Executive Committee shall, in its sole and absolute discretion, interpret and determine the effect of all matters and questions relating to this Plan. The interpretations and determinations of the Executive Committee under the Plan (including without limitation determinations pertaining to the eligibility of Persons to receive Awards, the form, amount and timing of Awards, the methods of payment for Awards, and the other terms and provisions of Awards and the certificates or agreements evidencing same) need not be uniform and may be made by the Executive Committee selectively among Persons who receive, or are eligible to receive, Awards under the Plan, whether or not such Persons are similarly situated. All actions taken and all interpretations and determinations made under this Plan in good faith by the Executive Committee shall be final and binding upon the Recipient, the Company, and all other interested Persons. No member of the Executive Committee shall be personally liable for any action taken or decision made in good faith relating to this Plan, and all members of the Executive Committee shall be fully protected and indemnified to the fullest extent permitted under applicable law by the Company in respect to any such action, determination, or interpretation.

     (e) Compensation; Advisors. Members of the Executive Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities incurred by members of the Executive Committee in connection with the administration of the Plan shall be borne by the Company. The Executive Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other Persons, at the cost of the Company. The Executive Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such Persons.

     4. STOCK POOL.

     (a) Maximum Number of Shares Authorized Under Plan. Shares of stock which may be issued or granted under the Plan shall be authorized and unissued or treasury shares of Common Stock. The aggregate maximum number of shares of Common Stock which may be issued as a grant of Award Shares shall not exceed 1,500,000 shares of Common Stock (the "Stock Pool").

     (b) Date of Award. The date an Award is granted shall mean the date selected by the Executive Committee as of which the Executive Committee allots a specific number of shares to a Recipient with respect to such Award pursuant to the Plan.

    5. AWARD SHARES.

     (a) Grant. The Executive Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Executive Committee may prescribe, grant to any Eligible Person one or more shares of Common Stock ("Award Shares") allotted by the Executive Committee. The grant of

Award Shares or grant of the right to receive Award Shares shall be evidenced by either a written consulting agreement or a separate written agreement confirming such grant, executed by the Company and the Recipient, stating the number of Award Shares granted and stating all terms and conditions of such grant.

     (b) Purchase Price and Manner of Payment. The Executive Committee, in its sole discretion, may grant Award Shares in any of the following instances:

          (i) as a "bonus" or "reward" for services previously rendered and compensated, in which case the recipient of the Award Shares shall not be required to pay any consideration for such Award Shares, and the value of such Award Shares shall be the Fair Market Value of such Award Shares on the date of grant; or

          (ii) as "compensation" for the previous performance or future performance of services or attainment of goals, in which case the recipient of the Award Shares shall not be required to pay any consideration for such Award Shares (other than the performance of his services), and the value of such Award Shares received (together with the value of such services or attainment of goals attained by the Recipient), may not be less than one hundred percent (100%) of the Fair Market Value of such Award Shares on the date of grant; or

     6. ADJUSTMENTS.

     (a) Subdivision or Stock Dividend. If (i) outstanding shares of Common Stock shall be subdivided into a greater number of shares by reason of recapitalization or reclassification, the number of shares of Common Stock, if any, available for issuance in the Stock Pool shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately increased, and (ii) conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock, if any, available for issuance in the Stock Pool shall, simultaneously with the effectiveness of such combination, be proportionately increased.

     (b) Adjustments Determined in Sole Discretion of Board. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

     (c) No Other  Rights to  Recipient.  Except as  expressly  provided in this
Section 6, (i) the Recipient shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and (ii) the dissolution, liquidation, merger, consolidation or divisive reorganization or sale of assets or stock to another corporation, or any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

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    7. EMPLOYMENT STATUS.

     In no event shall the granting of an Award be construed as granting a continued right of employment to a Recipient if such Person is employed by the Company, nor effect any right which the Company may have to terminate the employment of such Person, at any time, with or without cause, except to the extent that such Person and the Company have agreed otherwise in writing.

     8. AMENDMENT AND DISCONTINUATION OF PLAN; MODIFICATION OF AWARDS.

     (b) Amendment, Modification or Termination of Plan. The Board may amend the Plan or suspend or discontinue the Plan at any time or from time-to-time; provided, however no such action may adversely alter or impair any Award previously granted under this Plan without the consent of each Recipient affected thereby.

     (b) Compliance with Laws. The Executive Committee may at any time or from time-to-time, without receiving further consideration from any Person who may become entitled to receive or who has received the grant of an Award hereunder, modify or amend Awards granted under this Plan as required to: (i) comply with changes in securities, tax or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or Awards thereunder or to comply with stock exchange rules or requirements.


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